FIRST AMENDMENT TO

WARRANT TO PURCHASE COMMON STOCK

This First Amendment (the “Amendment”) to Warrant to Purchase Common Stock (the “Warrant”), is made and entered into effective as of June 10, 2013 (the “Effective Date”), by and between The SpendSmart Payments Company, a Colorado corporation (the “Company”) and the undersigned (the “Holder”). Capitalized terms used but not otherwise defined herein shall have the same meanings as set forth in the Warrant.

WHEREAS, in connection with the Company’s tender offer with respect to the amendment and exercise of certain issued and outstanding warrants to purchase shares of common stock of the Company, including the Warrant, as set forth in that certain Offer to Amend and Exercise Warrants to Purchase Common Stock of The SpendSmart Payments Company dated June 10, 2013, a copy of which has been delivered to the Holder (the “Offer to Amend and Exercise”), the Company and the Holder desire to amend the Warrant as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

1.           Termination Date. The Termination Date contained in the first unnumbered paragraph of the Warrant is hereby amended and restated to be 5:00 p.m., Eastern Standard Time, on July 8, 2013, as may be extended by the Company in its sole discretion. In addition, the reference to “the five (5) year anniversary of the Initial Exercise Date” in the heading of the Warrant shall be deleted in its entirety.

2.            Exercise Period. Section 2(a) of the Warrant is hereby amended and restated in its entirety as follows:

“(a) Exercise Period. The Holder may exercise this Warrant in whole or in part on any Business Day on or before 5:00 P.M., Eastern Standard Time, on the Termination Date, at which time this Warrant shall become void and of no value.”

3.            Exercise Price. Section 2(b) of the Warrant is hereby amended and restated in its entirety as follows:

“(b) Exercise Price. The exercise price per share of the Common Stock under this Warrant shall be $2.25 (the “Exercise Price”).

4.            Exercise Procedures. Section 2(d) of the Warrant is hereby amended and restated in its entirety as follows:

“(a) Mechanics of Exercise.

(i) The purchase rights represented by this Warrant shall be deemed exercised by delivery before the Termination Date of all of the following: (i) a signed copy of the Election to Participate and Exercise Warrant (as defined in that certain Offer to Amend and Exercise Warrants to Purchase Common Stock of The SpendSmart Payments Company dated June 10, 2013 (the “Offer to Amend and Exercise”), (ii) a signed copy of an Accredited Investor Questionnaire (as defined in the Offer to Amend and Exercise), (iii) the original copy of this Warrant (or an Affidavit of Lost Warrant in the form required by the Offer to Amend and Exercise) for cancellation, and (iv) cash in the amount equal to $2.25 per share multiplied by the number of Warrant Shares the Holder elects to purchase (collectively, the “Acceptance and Exercise Documents”). cash may be tendered in the form of a check payable to The SpendSmart Payments Company or by wire transfer to the Company’s account as set forth in the Election to Participate and Exercise Warrant. Each of the Acceptance and Exercise Documents must be properly delivered, before the Termination Date to: The SpendSmart Payments Company, 2680 Berkshire Pkwy, Suite 130, Des Moines, IA 50325. This Amendment shall be deemed ineffective and null and void if all of the Acceptance and Exercise Documents are not delivered in accordance herewith prior to the Termination Date.

(ii) Upon the exercise of this Warrant in compliance with the provisions of Section 2(a) as promptly as reasonably practicable, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for that number of Warrant Shares issuable upon such exercise. In the event that the rights under this Warrant are exercised in part and have not expired, the Company shall execute and deliver a new Warrant reflecting the number of Warrant Shares that remain subject to this Warrant.

5.            Cashless Exercise. Section 2(e) of the Warrant relating to the cashless exercise feature is deleted in its entirety and replaced with the following: “[RESERVED]”.

6.            Necessary Acts. Each party to this Amendment hereby agrees to perform any further acts and to execute and deliver any further documents that may be necessary or required to carry out the intent and provisions of this Amendment and the transactions contemplated hereby.

7.            Governing Law. This Amendment shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

8.            Continued Validity. Except as otherwise expressly provided herein, the Warrant shall remain in full force and effect.

9.            Approval of Amendment; No Execution Required. By Holder’s execution and delivery of an Election to Participate and Exercise Warrant together with the other Acceptance and Exercise Documents in accordance with the terms of the Offer to Amend and Exercise, each of the Company and the Holder shall be deemed to have authorized, approved and executed this Amendment.